January 29, 2026

Mr. Richard Caring

Re: Richard Caring – Final Rollover Share Count Notice
To Whom It May Concern:
Reference is made to that certain letter agreement, dated August 15, 2025, by and between Richard Caring and the Company (the “Rollover Side Letter”) and that certain Amendment to Rollover Agreement, dated January 14, 2026, by and between Richard Caring and the Company (the “Rollover Amendment”). Capitalized terms used herein, but not defined herein, shall have the respective meanings given to such terms in the Rollover Side Letter and the Rollover Amendment, as applicable.

Rollover Side Letter

In accordance with paragraph 2 of the Rollover Side Letter, the Company hereby notifies Mr. Caring that Merger Sub has obtained an additional equity commitment letter with respect to the Company’s take-private transaction for $99,999,999.00 (the “Additional Equity Funding”). Of the Additional Equity Funding, $29,999,998.00 shall constitute Incremental Equity Funding and be used to reduce the final number of Mr. Caring’s shares of Class A Common Stock and Class B Common Stock that will be designated as Rollover Shares, in accordance with the terms of the Rollover Side Letter and as shown on the schedule attached hereto as Annex A.
Rollover Amendment
Mr. Caring and the Company hereby agree to amend the Rollover Amendment as follows:
1.	Annex A attached to the Rollover Amendment is hereby replaced in its entirety with the schedule attached hereto as Annex A.

2.	Section 4 of the Rollover Amendment is hereby amended by replacing the third sentence thereof, beginning with “For clarity…” with the following:
“For clarity, any equity that the Board of Directors of the Company (the “Board”) issues to fund emergency capital required by the Company for its working capital needs (as determined in good faith by the Board) during the Fundraising Period shall not be applied or utilized as described under paragraph 5 of this Amendment and shall instead be utilized for the account of the Company for its working capital needs.”

3.	Section 5 of the Rollover Amendment is hereby amended by deleting “$163,126,505” and replacing it with “$133,126,517.”

4.	Except as expressly set forth herein, no other amendments or modifications are made to the Rollover Amendment, which shall remain in full force and effect.

By countersignature hereof, Mr. Caring hereby (x) acknowledges and agrees that the above reductions in Rollover Share counts satisfy in full the Company’s obligations pursuant to paragraph 2 of the Rollover Side Letter with respect to the Additional Equity Funding; (y) acknowledges and agrees that the above Rollover Share counts are accurate as shown and (z) agree to the amend the Rollover Amendment as indicated above.
[Signature Pages Follow]
Sincerely,

SOHO HOUSE & CO INC.

By:_______________________________________
Name: Andrew Carnie
Title:   Chief Executive Officer

Acknowledged and agreed as of the date first set forth above:

_______________________________________
Richard Caring
Annex A

	Owned Shares				Rollover Shares
Name of Reinvestment Stockholder	Number of Class A Owned Shares	Number of Class B Owned Shares	Number of Owned SAR Awards	Number of Owned RSU Awards	Number of Class A Rollover Shares	Number of Class B Rollover Shares	Number of Rollover SAR Awards	Number of Rollover RSU Awards
Richard Caring	373,774	41,138,330	0	0	0	39,845,438	0	0